Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Reports Second Quarter 2006

Financial Results

Aug. 8, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) reported financial results for the quarter ended June 30, 2006. Net loss for the quarter totaled $21.0 million ($0.20 per share) compared to a net loss of $36.2 million ($0.57 per share) for the same quarter in 2005. For the six months ended June 30, 2006, CTI posted a net loss of $74.2 million ($0.76 per share) compared to $75.3 million ($1.19 per share) for the six months ended June 30, 2005. The net loss for the six months ended June 30, 2006 included $24.5 million in make-whole interest expense due to payments made upon conversions of our 6.75% and 7.5% convertible senior notes. Operating expenses were reduced by approximately 40 percent compared with the same period in 2005.

The Company ended the quarter with approximately $48.1 million in cash and cash equivalents, securities available-for-sale, and interest receivable.

“We have worked diligently over the past year to lower our burn rate to the current level,” said James A. Bianco, M.D., President and CEO of CTI. “And we now have established regulatory pathways in the United States and in Europe for XYOTAX with the FDA and the EMEA. Bringing XYOTAX to patients can be a major break-through for patients suffering from a disease that is so deadly to so many and only now is just beginning to be recognized as a major cancer killer.”

Recent Events

•	Announced encouraging interim results of the EXTEND phase III clinical trial of pixantrone for relapsed non-Hodgkin’s lymphoma

•	Reached agreement with the U.S. Food and Drug Administration (FDA) to review a new drug application (NDA) submission for XYOTAX™ (paclitaxel poliglumex) based on interim results of the PIONEER trial with the results of the STELLAR 3 and 4 trials to support the filing

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Page 2 of 4	CTI 2Q06 Financial Results

•	Announced that the Scientific Advice Working Party of the European Medicines Agency (EMEA) agreed in principle that a switch from the superiority endpoints in the STELLAR trials to non-inferiority endpoints could be justified as a pathway to approval using the existing data from the STELLAR clinical trials and that a shift in the non-inferiority margin may also be justified if the safety profile of XYOTAX is superior to comparators in terms of important (serious) side effects and/or quality of life or use of rescue medications

•	Raised $33 million in a 7.5% convertible debt issuance (gross proceeds, prior to interest payments or fees)

•	Since November 2005, retired, exchanged, or converted approximately $161 million of debt from balance sheet as of June 21, 2006

•	Reported the dismissal, with prejudice, of the shareholder class action lawsuit and the dismissal of the shareholder derivative lawsuit

•	Reported on results of a phase I/II study of pixantrone combined with fludarabine, dexamethasone, and rituximab for treatment of patients with relapsed indolent non-Hodgkin’s lymphoma (NHL)

•	Reported on results of XYOTAX non-small cell lung cancer clinical trials and a phase I trial of CT-2106 presented at the 2006 Annual Meeting of the American Society of Clinical Oncology (ASCO)

•	Commissioned and reported the results of a national poll showing that women are unaware of the rise and dangers of lung cancer, despite the fact that lung cancer is the number one cancer killer of women and is expected to kill more than 70,000 women this year — more than breast and ovarian cancers combined

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

Page 3 of 4	CTI 2Q06 Financial Results

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include statements about future financial and operating results that could affect the development of CTI’s products under development, including XYOTAX and pixantrone. These risks include, but are not limited to, preclinical and clinical developments in the biopharmaceutical industry in general and with , the potential failure of XYOTAX to prove safe and effective or to be approved for use in non-small cell lung and ovarian cancers, the potential failure of pixantrone to prove safe and effective for relapsed aggressive non-Hodgkin’s lymphoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling CTI’s products under development, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by Italian law, CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

Media Contact:

Cell Therapeutics, Inc.

Dan Eramian or Susan Callahan

T: 206.272.4343 or 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Product sales	$—	$7,372	$—	$13,409
License and contract revenue	20	96	40	199

Total revenues	20	7,468	40	13,608

Operating expenses:
Cost of product sold	—	212	—	458
Research and development	15,692	20,179	31,707	42,242
Selling, general and administrative	8,317	17,649	18,420	36,975
Amortization of purchased intangibles	199	242	388	495
Restructuring charges and related asset impairments	(118)	1,972	342	1,972

Total operating expenses	24,090	40,254	50,857	82,142

Loss from operations	(24,070)	(32,786)	(50,817)	(68,534)
Other income (expense):
Investment and other income	694	432	1,236	912
Interest expense	(4,708)	(3,994)	(13,336)	(7,887)
Foreign exchange gain	821	173	1,112	202
Make-whole interest expense	(4,374)	—	(24,540)	—
Gain on derivative liabilities	2,659	—	6,083	—
Gain on exchange of convertible notes	7,978	—	7,978	—
Settlement expense	—	—	(1,919)	—

Net loss	$(21,000)	$(36,175)	$(74,203)	$(75,307)

Basic and diluted net loss per share	$(0.20)	$(0.57)	$(0.76)	$(1.19)

Shares used in calculation of basic and diluted net loss per share	104,600	63,336	97,340	63,320

Balance Sheet Data:

	(amounts in thousands)
	June 30, 2006	December 31, 2005
	(unaudited)
Cash and cash equivalents, securities available-for-sale and interest receivable	$48,110	$69,067
Restricted cash	65	25,596
Working capital	37,213	76,288
Total assets	101,435	155,440
Convertible debt	176,100	230,765
Accumulated deficit	(899,492)	(825,289)
Shareholders’ deficit	(102,173)	(107,097)